UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2012

American Realty Funds Corporation

 (Exact name of registrant as specified in its charter)

Tennessee	0-54431	27-1952547
(State or other jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

501 S. Euclid Avenue, Bay City, Michigan	48706
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 800-613-3250

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities

On May 31, 2012, the holders of warrants to purchase up to 1,200,000 shares of common stock at an exercise price of $0.10 per share (the “Warrant”) provided American Realty Funds Corporation (the “Company”) with notice of election to exercise the Warrant in full on a cashless basis.

By exercising on a cashless basis, the holders authorized the Company to withhold from issuance such number of shares of common stock that would otherwise be issuable upon such exercise of the Warrant that, when multiplied by the fair market value of the common stock as of the date immediately preceding the date of the notice of exercise, is equal to the aggregate exercise price.

Due to such cashless exercise, the number of shares of common stock that would otherwise have been issuable upon the exercise of the Warrant was reduced by 235,294, an aggregate fair market value of $120,000 as of the date immediately preceding the date of the notice of exercise.  Accordingly, the Company issued 964,706 shares of its restricted common stock to the holders upon such exercise.

All 1,200,000 shares issuable under the exercised Warrant have been extinguished in full.  No underwriters or agents were involved in the foregoing issuance and no commission or other remuneration was paid or given directly or indirectly to any person by the registrant.

The issuance of the shares was made pursuant to Section 4(2) of the Securities Act of 1933, as amended (the "Act"), based upon the fact that the securities were issued to three persons in a private transaction who made representations to the Company that (1) the securities were being acquired for investment only and not with view to or for sale in connection with any distribution of the securities, (2) such persons have experience in business and financial matters so as to be capable of evaluating the merits and risks of his investment, and (3) such individuals are an "accredited investor" within the meaning of Regulation D promulgated under the Act.

As of the date hereof, the registrant has 11,063,419 shares of common stock outstanding.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY FUNDS CORPORATION

By:

/s/ Joel Wilson

Joel Wilson

Co-Chief Executive Officer

Dated: May 31, 2012